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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11c or §240.14a-12
ADVANCED POWER TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCED POWER TECHNOLOGY, INC.
405 SW Columbia Street
Bend, Oregon 97702

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Advanced Power Technology, Inc.:

        Notice is hereby given that the 2002 Annual Meeting of Shareholders (Annual Meeting) of Advanced Power Technology, Inc., a Delaware corporation (APT or Company) will be held on April 26, 2002 at the Deschutes Brewery, 901 Simpson Avenue, Bend, Oregon 97702, at 10:00 a.m., local time. The purposes of the Annual Meeting will be:

  1.
  Election of Directors. To elect five directors, to hold office until the 2003 Annual Meeting of Shareholders or until their successors are elected and qualified (Proposal No. 1);

  2.
  Ratification of Appointment of Independent Auditors. To ratify the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2002 (Proposal No. 2);

  3.
  Ratification of Amendment to 1995 Stock Option Plan. To ratify an amendment to the 1995 Stock Option Plan to increase the share reserve from 1,500,000 to 2,250,000; and

  4.
  Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on March 15, 2002 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

        Whether or not you expect to attend the Annual Meeting in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

Greg M. Haugen Vice President, Finance and Administration, Chief Financial Officer and Secretary

Bend, Oregon
March 29, 2002

ADVANCED POWER TECHNOLOGY, INC.
PROXY STATEMENT FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

General Information

        This Proxy Statement is being furnished to the shareholders of Advanced Power Technology, Inc. (Company), a Delaware corporation, on or about March 29, 2002, in connection with the solicitation by the Company's Board of Directors (Board of Directors) of proxies for use in voting at the Annual Meeting of Shareholders of the Company (Annual Meeting) to be held on April 26, 2002, at 10:00 a.m. local time, at the Deschutes Brewery, 901 Simpson Avenue, Bend, Oregon 97702, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

        The close of business on March 15, 2002 has been fixed as the record date (Record Date) for determining the holders of shares of the Company's common stock (Common Stock) entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 10,302,159 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

        Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. The required quorum for the Annual Meeting is a majority of the shares outstanding on the Record Date. There must be a quorum for the Annual Meeting to be held. Our transfer agent will tabulate votes cast in person at the Annual Meeting.

Revocability of Proxy

        You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

  •
  delivering to the Company (to the attention of Greg M. Haugen, the Company's Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or

  •
  attending the Annual Meeting and voting in person.

Solicitation

        This solicitation of proxies is being made by and paid for by the Company. Besides this solicitation by mail, our directors, officers and other employees may solicit proxies. Such persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse such persons and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material.

Voting Procedures

  •
  Directors are elected by a plurality of the votes cast.

  •
  The approval of the ratification of the independent auditors of the Company for the fiscal year ending December 31, 2002 (Proposal No. 2) and the approval of the ratification of the amendment to the 1995 Stock Option Plan (Proposal No. 3) will require the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

  •
  Abstentions are shares that abstain from voting on a particular matter. Abstentions effectively have no effect on Proposal No. 2 or Proposal No. 3.

  •
  Broker non-votes are shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter. Broker non-votes have no effect on Proposal No. 2 or Proposal No. 3.

ELECTION OF DIRECTORS
(Proposal No. 1)

        At the Annual Meeting, five directors are to be elected to serve for a term of one year and until his successor is elected, or until the death, resignation or removal of such director. Proxies will be voted for the election of the nominees named below as director unless the authority to vote for the nominee is withheld. If any nominees should become unavailable prior to the election, the Board of Directors may recommend another person and Mr. Sireta and Mr. Haugen, as your representatives, will vote for such person.

        Our Bylaws authorize the number of directors to be up to seven. The number of directors is currently fixed at five.

	Age	Director Since	Expiration of Term
Nominee:
Patrick P.H. Sireta	57	1995	2002
Robert C. Pearson	66	2000	2002
James E. Petersen	62	1995	2002
Douglas S. Schatz	56	1995	2002
Alfred J. Stein	69	2000	2002

Nominees for Director

        Patrick P.H. Sireta.    Mr. Sireta joined APT as its President and Chief Executive Officer in 1985, and was named Chairman of the Board in 1995. Before joining APT, Mr. Sireta held several positions with Texas Instruments, including Financial Director, Texas Instruments France; General Manager, Texas Instruments Portugal; General Manager, Texas Instruments France; and Vice President and General Manager, CMOS Division, Texas. He holds a Master's Degree in Engineering from Ecole Centrale de Paris and a Ph.D. in Statistics from Paris University.

        James E. Petersen.    Mr. Petersen was elected as a Director in 1995. He also serves as outside general counsel to APT. Mr. Petersen is a partner with the firm of Karnopp, Petersen, Noteboom, Hansen, Arnett & Sayeg, LLP, of Bend, Oregon. Mr. Petersen also serves as a Director of Cascade Bancorp, a bank holding company. Mr. Petersen received his BA Degree and Juris Doctor from the University of Oregon.

        Douglas S. Schatz.    Mr. Schatz was elected as a Director in 1995. He is the Chief Executive Officer, a director and Chairman of the Board of Advanced Energy Industries, Inc., which Mr. Schatz founded in 1981.

        Robert C. Pearson.    Mr. Pearson was elected as a Director in August 2000. He has over 30 years of financial experience in the semiconductor and high technology industry. Mr. Pearson is currently a Senior Vice President with Renaissance Capital Group, Inc., an investment advisor. Mr. Pearson held several positions with Texas Instruments during his 25-year tenure, including Vice President-Finance from 1982 to 1985.

        Alfred J. Stein.    Mr. Stein was elected as a Director in December 2000. He has over 40 years of executive management experience in the semiconductor and high technology industry. Mr. Stein served as Chairman of the Board and Chief Executive Officer of VLSI Technology from 1982 until its acquisition by Philips Electronics in 1999. In addition, Mr. Stein has served on the Board of Directors of Applied Materials, Radio Shack, and several small private companies. He is also the past Chairman of the Board for the Semiconductor Industry Association.

The Board of Directors Recommends a Vote FOR the Election of the Nominees Named Above.

Meetings and Committees of the Board of Directors

        During 2001, the Board of Directors met five times. Each director attended at least 75% of the aggregate of (a) the total number of Board of Directors meetings held during the period and (b) the total number of committee meetings of the Board of Directors on which he served during the period.

        Our Board of Directors has an audit committee and a compensation committee. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The audit committee currently consists of Mr. Petersen, Mr. Pearson and Mr. Stein, who was appointed in April 2001. Prior to August 2000, the entire Board of Directors functioned as the audit committee. The compensation committee reviews the compensation and benefits of our employees and directors and makes recommendations to our Board of Directors. No member of our compensation committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. Prior to August 2000, the entire Board of Directors functioned as the compensation committee, with Mr. Sireta excusing himself on matters of his own compensation. The compensation committee currently consists of Mr. Schatz and Mr. Stein. We do not currently have a nominating committee.

Director Compensation

        Each of our non-employee directors receives $1,000 for each meeting of the board he attends, $500 for each committee meeting he attends and an annual retainer of $10,000. Additionally, directors are reimbursed for expenses incurred in attending board and committee meetings. Our non-employee directors are eligible to participate in our 1995 Stock Option Plan. Each non-employee director is eligible to receive stock options for the purchase of 20,000 shares of Common Stock upon first nomination to the board, and annual options to purchase 5,000 shares of Common Stock for their service as a director and 2,000 shares of Common Stock for their committee membership. Stock options issued to directors are granted at fair market value and vest over two years from the date of grant.

Relationships Among Directors or Executive Officers

        There are no family relationships among any of the directors or executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee was at any time during the year ended December 31, 2001 an officer or employee of the Company. No member of our compensation committee serves as a member of the Board of Directors or compensation committee of any entity that has any executive officer serving as a member of our Board of Directors or compensation committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors currently consists of James E. Petersen, Robert C. Pearson and Alfred J. Stein. The Committee's responsibilities are described in a written charter adopted by the board, which is attached as Appendix A to this proxy statement.

        The Audit Committee reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2001 with the Company's management and with the independent auditors, KPMG LLP. In addition, the Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Committee also discussed with KPMG LLP the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of the non-audit services provided by the auditors (which are described below) with the auditors' independence. The fees paid by the Company to KPMG LLP for the fiscal year ended December 31, 2001 were as follows:

        Audit Fees.    The aggregate fees for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company's Form 10-Qs for the 2001 fiscal quarters were $121,000, of which $114,000 have been billed.

        Financial Information Systems Design and Implementation Fees.    No fees were billed by KPMG LLP for financial information systems design and implementation services during 2001.

        All Other Fees.    The aggregate fees billed for all other services rendered by KPMG LLP, other than the fees discussed in the foregoing paragraphs, were $58,000, consisting of $48,000 for non-audit services and $11,000 for audit related services. Non-audit services consisted of tax compliance and tax consulting services in connection with our acquisition of GHz Technology Inc., effective January 25, 2002. Audit-related services consisted of audits of our employee benefit plan and issuance of consents.

        The Audit Committee will consider at least annually whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence.

        Based on the Audit Committee's review of the Company's audited financial statements and the review and discussions described in the second paragraph of this report, the Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,
James E. Petersen
Robert C. Pearson
Alfred J. Stein

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal No. 2)

        The Board of Directors has appointed KPMG LLP as the Company's independent auditors to audit the Company's financial statements for the year ending December 31, 2002. If the shareholders do not ratify the selection of KPMG LLP as the Company's independent auditors, the Board of Directors will reconsider the appointment. A representative of KPMG LLP, which served as the Company's auditors in 2001, is expected to be present at the Annual Meeting to be available to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

The Board of Directors Recommends a vote FOR the Ratification of KPMG LLP as Independent Auditors.

RATIFICATION OF AMENDMENT TO 1995 STOCK OPTION PLAN
(Proposal No. 3)

        The Board of Directors and the shareholders approved adoption of the 1995 Stock Option Plan (the "1995 Plan") in December 1995. The Board of Directors subsequently amended and the shareholders approved increases in the share reserve of the 1995 Plan in July 1996 and May 2000 increasing the 1995 Plan's share reserve to its current level of 1,500,000.

        As of December 31, 2001, an aggregate of 268,135 shares of our Common Stock remain reserved for issuance under the 1995 Plan. The Board believes that the availability of an adequate number of shares in the share reserve of the 1995 Plan is an important factor in attracting, motivating, and retaining qualified employees essential to the success of the Company.

        On January 30, 2002, subject to shareholder approval, the Board increased the share reserve under the 1995 Plan by 750,000 shares to a total of 2,250,000 shares in contemplation of using these shares to grant options over the next few years. In light of historical usage and expected future grants, we expect that the increase will be adequate to meet these foreseeable requirements.

        We have filed the required Registration Statement on Form S-8 to register the 750,000 share increase under the Securities Act of 1933, pending shareholder approval.

The Board of Directors Recommends a vote FOR the Ratification of the Amendment.

MANAGEMENT

Officers

        The following table sets forth the names, ages and positions of our executive officers:

Name	Age	Position
Patrick P.H. Sireta	57	President, Chief Executive Officer and Chairman of the Board of Directors
Russell J. Crecraft	41	Vice President & Chief Operating Officer, Power Products
Greg M. Haugen	45	Vice President, Finance and Administration, Chief Financial Officer and Secretary
John I. Hess	52	Vice President, Marketing and Business Development
Thomas A. Loder	47	Vice President, Sales
Dah Wen Tsang	54	Vice President, Engineering and Research and Development
Frank W. Schneider	60	Vice President & Chief Operating Officer, Radio Frequency Products
Glenn M. Wright	40	Vice President, Discrete Power Products

Executive Officers

        Information concerning Mr. Sireta is included under "Election of Directors."

        Russell J. Crecraft.    Mr. Crecraft was appointed Vice President & Chief Operating Officer, Power Products in February 2002. Prior to that he was Vice President of Manufacturing Operations since 1995. He joined APT in 1986, and held several supervisory positions in product management and assembly/test operations. Prior to joining APT, he worked with Texas Instruments where he held product engineering and management positions. Mr. Crecraft has a BSEE in Electrical Engineering from Texas A&M University.

        Greg M. Haugen.    Mr. Haugen was appointed Vice President, Finance and Administration, Chief Financial Officer and Secretary in 1995. Mr. Haugen joined APT in 1985. Prior to joining APT, he worked for the accounting firm of KPMG LLP and was on the corporate accounting staff of Evans Products Company. Mr. Haugen graduated with a BS Degree from Lewis and Clark College and has passed the CPA examination.

        John I. Hess.    Mr. Hess was appointed Vice President, Marketing and Business Development in 2000. Mr. Hess, who joined APT in 1985, held several prior positions in APT, including Vice President, Marketing and Discrete Product Operations, Vice President, Sales and Marketing; Vice President, Discrete Power Products; and Vice President, Manufacturing Operations. Prior to joining APT, Mr. Hess was Director of Wafer Fabrication and Test Operations at Seeq Technology. He also held engineering, project management, and manufacturing assignments with Siliconix and Signetics. Mr. Hess has a BSE in Chemical Engineering from Arizona State University.

        Thomas A. Loder.    Mr. Loder was appointed Vice President, Sales in 1999. Mr. Loder joined APT in 1988 as Regional Sales Manager for the southern U.S., and subsequently served as Worldwide Sales

Manager, Vice President of Marketing and Sales and Vice President, Discrete Power Products. Prior to joining APT, Mr. Loder was Area Sales Manager for Unitrode Corporation, Regional Sales Manager for Silicon General and ION Associates, Product Sales Manager for Elmwood Sensors, and Branch Manager for Newark Electronics. Mr. Loder has a BA in Biology from Brown University.

        Dah Wen Tsang.    Dr. Tsang was appointed Vice President, Engineering and Research and Development in 1987. Previously, he was Director of Research at Theta-J, and worked in Hewlett-Packard's power MOSFET program. Dr. Tsang's papers have been published by technical journals, including the Journal of Applied Physics and IEEE Transactions. Dr. Tsang has BES and MS Degrees from Brigham Young University, and a Ph.D. from the University of California at Berkeley.

        Frank W. Schneider.    Mr. Schneider was appointed Vice President & Chief Operating Officer, Radio Frequency Products in February 2002. Previously, he was the President and CEO of GHz Technology, Inc., which we acquired in January 2002. Mr. Schneider served in that capacity since 1997. Prior to GHz Technology, Mr. Schneider was Senior Group Vice President and General Manager for Sharp Electronics Microelectronics business for six years. Prior to that Mr. Schneider worked for Signetics Company in various executive management positions. Mr. Schneider has an M.B.A from Northwestern University and a BSEE in Electrical Engineering from West Virginia University.

        Glenn M. Wright.    Mr. Wright was appointed Vice President, Discrete Power Products in February 2002. Previously, he was Manager, Power and RF Components since 2001 and served in various engineering, marketing and quality control functions before that. Mr. Wright joined APT in 1994. Prior to joining APT, he worked for Foxboro/ICT as Regional Sales Manager and Senior Device Engineer for five years and two years at General Instruments in the engineering department. Mr. Wright has BSEE in Electrical Engineering from University of California at San Luis Obispo.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table contains information in summary form concerning the compensation paid to our chief executive officer and the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 2001 (Named Executive Officer).

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	(1) Bonus ($)	Securities Underlying Options (#)	(2) All Other Compensation ($)
Patrick P.H. Sireta, Chairman, President and CEO	2001 2000 1999	204,032 240,038 183,113	34,785 155,895 17,482	— — —	308 314 490
Russell J. Crecraft, VP & COO, Power Products	2001 2000 1999	121,645 130,839 101,205	11,287 50,457 5,608	— — —	249 248 56
John I. Hess, VP, Marketing and Business Development	2001 2000 1999	129,229 146,738 120,799	12,590 56,459 6,538	— — —	277 280 366
Thomas A. Loder, VP, Sales	2001 2000 1999	119,024 130,239 106,563	11,185 50,189 5,776	— — —	247 247 187
Dah Wen Tsang, VP, Engineering, Research & Development	2001 2000 1999	135,483 148,238 122,805	12,717 57,117 6,629	— — —	281 281 378

(1)
A portion of the bonuses for fiscal year 2000 were paid in January 2001.

(2)
Consists of term life insurance premiums paid by APT for the executive's benefit.

Employment Agreements and Other Arrangements

        We have entered into employment agreements with each of our executive officers, under which each officer can be dismissed without cause, with severance pay equal to one month's salary. These agreements obligate each officer other than Thomas Loder to not compete with us for a period of 18 months after termination.

Stock Options

Option Grants In Last Fiscal Year

        No stock options were granted during 2001 to any of the Named Executive Officers. Due to the fact that the executive officers collectively own a significant percentage of the Company's outstanding shares of Common Stock, (see "Security Ownership of Certain Beneficial Owners and Management") they have not participated in the Company's long-term stock-based incentive compensation programs since January 1997.

        The following table provides summary information, as to the Named Executive Officers, concerning stock options exercised during 2001 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2001.

Aggregate Option Exercises in Last Fiscal Year and
Fiscal Year-End Values

			Number of Securities Underlying Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick P.H. Sireta	222,175	2,052,345	—	—	—	—
Russell J. Crecraft	—	—	20,945	1,500	213,639	15,300
John I. Hess	—	—	39,900	600	406,980	6,120
Thomas A. Loder	—	—	31,035	1,500	316,557	15,300
Dah Wen Tsang	—	—	73,905	2,500	753,831	25,500

(1)
The value of unexercised in-the-money options is calculated based on the closing price of our Common Stock on December 31, 2001, $11.60 per share. Amounts reflected are based on the assumed value minus the exercise price and do not necessarily indicate that the optionee sold such stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In 2001, 2000 and 1999, sales to Advanced Energy Industries, Inc. were approximately $4.1 million, $7.6 million and $4.0 million, respectively and accounted for 11%, 17% and 15%, respectively of our net sales. Advanced Energy Industries, Inc. guaranteed a $1.0 million bank loan to us in 1995, and increased that guaranty to $2.5 million in 1998. That guaranty was terminated in connection with our initial public offering in August 2000. We issued warrants to purchase 560,000 shares of Common Stock at a weighted average exercise price of $2.73 per share to Advanced Energy Industries, Inc. These warrants were fully exercised in August 2000. Douglas Schatz, who is the Chief Executive Officer, Chairman of the Board and a substantial shareholder of Advanced Energy Industries Inc., serves as a director of APT, and beneficially owns approximately 1.5% of our outstanding Common Stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the performance graph which follows shall not be deemed to be incorporated by reference into any such filings.

        We have a compensation committee of the Board of Directors (Compensation Committee) which has the authority and responsibility to approve the overall compensation strategy, administer our incentive bonus compensation plan, and review and make recommendations to the Board of Directors with respect to executive compensation. The Compensation Committee is currently comprised of independent, non-employee board of director members.

General Compensation Policy

        The overall policy is to offer our executive officers competitive compensation opportunities. The Compensation Committee utilizes competitive data and summaries provided by William M. Mercer & Associates and the American Electronics Association to develop compensation recommendations competitive with other companies in the semiconductor industry. The Compensation Committee's objectives are to:

  •
  create a performance oriented environment with variable compensation based upon the achievement of annual and longer-term business results;

  •
  focus management on maximizing shareholder value; and

  •
  provide compensation opportunities dependent upon the Company's performance relative to its competitors and changes in its own performance over time.

        The Compensation Committee is authorized to establish and maintain compensation guidelines for salaries and merit pay increases throughout the Company. The Compensation Committee also makes specific recommendations to the Board of Directors concerning the compensation of our executive officers, including the Chief Executive Officer. The Compensation Committee also administers our 1995 Stock Option Plan.

Factors

        The primary factors considered in establishing the components of each executive officer's compensation package for the year ended December 31, 2001 are summarized below. The Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

        Base Salary.    The base salary for each executive officer is set on the basis of individual performance, the salary levels in effect for comparable positions with other companies in our industry, and internal comparability considerations. Generally, company performance and profitability are not taken into account in establishing base salary. Salaries paid to our executive officers for the year ended December 31, 2001 ranged from 61% to 102% of the average salaries from the compensation data surveyed for our industry. A number of adjustments were made to the surveyed compensation data for our industry to reflect differences in management style, organizational structure and corporate culture, geographic location, product development status, and market capitalization between us and the surveyed entities. As a result of these adjustments, there is not a meaningful correlation between the companies in our industry which were taken into account for comparative compensation purposes and the companies included in the industry group index which appears later in this Proxy Statement for purposes of evaluating the price performance of our Common Stock. See "Stock Performance Graph."

        Bonus.    For the year ended December 31, 2001, specific financial objectives, including net income, and working capital management targets, were established as the basis for the incentive bonuses to be paid to the executive officers of the Company.

        Specific bonus awards, set as a target percentage of salary, were established for each executive officer's position and were to be earned on the basis of achieving the specified corporate goals. The corporate goals for 2001 were met only in the first quarter. For the remainder of 2001 the corporate goals were not met and as such incentive bonuses were not paid to executives pursuant to this plan for the performance relative to the second, third, and fourth quarters.

Long-Term Stock-Based Incentive Compensation

        Due to the fact that the executive officers collectively own a significant percentage of the Company's outstanding shares of Common Stock, (see "Security Ownership of Certain Beneficial Owners and Management") they have not participated in the Company's long-term stock-based incentive compensation programs since January 1997.

CEO Compensation

        The Compensation Committee established Mr. Sireta's base salary with the objective of maintaining the competitiveness of Mr. Sireta's base salary with salaries paid to similarly situated chief executive officers. With respect to Mr. Sireta's base salary, it was the Compensation Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. Mr. Sireta's base salary for 2001 was set at 69% of the average salary from the compensation data surveyed for other similarly situated chief executive officers in our industry. In addition, Mr. Sireta received a bonus of $34,784 based on specific financial objectives, including net income and working capital management targets.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation paid to our executive officers in 2001 did not exceed the $1 million limit per officer. The Compensation Committee is aware of the limitations imposed by Section 162(m), and its exemptions, and will address the issue of deductibility when and if circumstances warrant.

        Submitted by the Compensation Committee,

    Douglas S. Schatz
    Alfred J. Stein

STOCK PERFORMANCE GRAPH

        The following graph compares the performance of our Common Stock with the performance of the Nasdaq US Index and the S&P Electronics (Semiconductor) Mid-Cap Index for the period from August 8, 2000 to December 31, 2001. We registered our Common Stock under the Securities Act of 1933, as amended, effective August 7, 2000, and accordingly, the following graph includes the required information from August 8, 2000 (first day of trading) through December 31, 2001. The comparison assumes $100 was invested on August 8, 2000 in our Common Stock and in each of the other two indices and assumes reinvestment of any dividends.

	Indexed Data
	Aug. 8, 2000	Dec. 31, 2001
Advanced Power Technology, Inc.	$100	$77.33
Nasdaq US Index	$100	$50.60
Electronics (Semiconductor) Mid-Cap Index	$100	$68.56

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our Common Stock as of March 1, 2002 by:

  •
  each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of our Common Stock;

  •
  each of our directors;

  •
  each of our executive officers; and

  •
  all directors and executive officers as a group.

        The beneficial ownership is calculated based on 10,302,159 shares of our Common Stock outstanding as of March 1, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person. The address of each of the executive officers and directors is c/o Advanced Power Technology, Inc., 405 SW Columbia Street, Bend, Oregon 97702.

Name and Address	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Patrick P.H. Sireta(2)	2,398,531	23.3%
Russell J. Crecraft	392,245	3.8
Greg M. Haugen	387,500	3.8
John I. Hess	404,000	3.9
Thomas A. Loder	407,535	4.0
Dah Wen Tsang	434,405	4.2
Frank W. Schneider	207,350	2.0
Glenn M. Wright	6,625	*
Robert C. Pearson	15,500	*
James E. Petersen	18,750	*
Douglas S. Schatz(3)	151,500	1.5
Alfred J. Stein	13,500	*
FMR Corp.(4) 82 Devonshire Street Boston, Massachusetts 02109	1,133,800	11.0
EQSF Advisors, Inc.(5) 767 Third Avenue New York, New York 10017	561,900	5.5
All directors and executive officers as a group (ten persons)	4,839,380	47.0%

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from March 1, 2001 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of stock options that are exercisable within 60 days of March 1, 2002 is as follows: Mr. Tsang—76,405; Mr. Hess—40,500; Mr. Loder- 32,535; Mr. Schneider—207,000; Mr. Wright—6,625; Mr. Petersen—16,750; Mr. Schatz—13,500; Mr. Pearson—13,500; Mr. Stein—13,500; and all directors and officers as a group—420,315.

(2)
Mr. Sireta owns 1,115,000 of his shares through Sireta, LLC.

(3)
138,000 of these shares are beneficially owned by Advanced Energy Industries, Inc. Mr. Schatz is the Chief Executive Officer and Chairman of the Board of Advanced Energy Industries, Inc. and may be deemed to share voting or investment control with respect to these shares. Mr. Schatz disclaims beneficial ownership of such shares.

(4)
The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. on February 13, 2001, reflecting its beneficial ownership of Common Stock as of December 31, 2001. The Schedule 13G states that FMR Corp. has sole voting power with respect to 672,600 shares of Common Stock and sole dispositve power with respect to 1,133,800 shares of Common Stock.

(5)
The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by EQSF Advisers, Inc. on January 10, 2002, reflecting its beneficial ownership of Common Stock as of December 31, 2001. The Schedule 13G states EQSF, Inc. has sole voting power with respect to 412,000 shares of Common Stock and sole dispositive power with respect to 561,900 shares of Common Stock.

Registration Rights Agreement

        We have granted registration rights with respect to 43,215 shares of our Common Stock that are issuable upon the exercise of warrants and 138,000 shares of Common Stock held by Advanced Energy Industries.

        In connection with our acquisition of GHz Technology, Inc. on January 25, 2002, we have granted registration rights with respect to 452,335 shares of our Common Stock held by Summit Investors III, LLP and Summit Ventures IV, LLP. An additional 1,070,641 shares of our common stock, also issued in connection with our acquisition of GHz Technology, Inc. have "piggyback" registration rights should either Summit Investors III, LLP or Summit Ventures IV, LLP exercise their rights under the agreement.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities (Reporting Persons), to file initial reports of ownership and changes in beneficial ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. Copies of these reports are also required to be delivered to the Company.

        To our knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from certain Reporting Persons, during the year ended December 31, 2001, all of the Reporting Persons complied with applicable Exchange Act filing requirements.

Shareholder Proposals

        The deadline for stockholder proposals intended to be considered for inclusion in our Proxy Statement for next year's Annual Meeting of Shareholders is expected to be November 30, 2002. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

Form 10-K

        A copy of our Annual Report to Shareholders for the year ended December 31, 2001 accompanies this Proxy Statement. We will provide, without charge upon the written request of any beneficial owner of shares of our Common Stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2001. Written requests should be mailed to the Secretary, Advanced Power Technology, Inc., 405 SW Columbia Street, Bend Oregon 97702.

Other Business

        The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.

        It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. We urge you to promptly execute and return the accompanying proxy in the envelope, which has been enclosed for your convenience. Shareholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Greg M. Haugen Vice President, Finance and Administration, Chief Financial Officer and Secretary

Bend, Oregon
March 29, 2002

APPENDIX A
Charter of the Audit Committee of the Board of Directors
Of Advanced Power Technology, Inc.

I. PURPOSE, RESPONSIBILITIES, AND STRUCTURE OF THE AUDIT COMMITTEE

        A. Purpose.    The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Advanced Power Technology, Inc. (the "Company") is to assist the Board in achieving its oversight responsibilities with respect to the Company and its listing on the Nasdaq National Market. The Committee shall be governed by this Charter and such requirements of the National Association of Securities Dealers, Inc. ("NASD") and the U.S. Securities and Exchange Commission ("SEC") as may be applicable to the Company from time to time.

        B. Responsibilities.    In fulfilling its purpose, the Committee shall (i) review the Company's annual audited or quarterly financial statements prior to release to any governmental body or the public, including any certification, report, opinion, or review rendered by the Company's independent accountants and auditors; (ii) at the request of the Board, review the Company's other financial statements, reports and information submitted to any governmental body or the public; and (iii) perform such other duties and tasks as shall be requested by the Board in furtherance of the foregoing.

        C. Structure.    The Committee shall be composed of not less than three members. The members of the Committee must meet the following criteria: (i) subject to the exception set forth below, each must be an Independent Director, as defined below; (ii) each must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement (or be able to do so within a reasonable period of time after appointment to the Committee); and (iii) at least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Notwithstanding the foregoing, one of the members of the Committee need not be an Independent Director if that person (i) is not a current employee or an immediate family member of such employee, (ii) the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and (iii) the Board discloses in the next annual proxy statement or report subsequent to such determination the nature of the relationship and the reasons for that determination.

        For purposes of this Charter, an "Independent Director" is defined as a person who does not have a relationship with the Company that, in the opinion of the Board, interferes with the exercise of independent judgment in carrying out the responsibilities of a member of the Committee. The following persons will not be considered independent:

  (i)
  A director who is, or in any of the past three years has been, employed by the Company or any of its affiliates;

  (ii)
  A director who accepts any compensation from the Company or any of its affiliates in excess of U.S. $60,000 during the previous fiscal year (other than compensation for Board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation);

  (iii)
  A director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

  (iv)
  A director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed 5% of the Company's or the business organization's consolidated gross revenues for that year, or U.S. $200,000, whichever is greater, in any of the past three years; and

  (v)
  A director who is employed as an executive of another entity where any of the Company's executives serve on that other entity's compensation committee.

II. PROCEDURES OF THE COMMITTEE

        The Committee shall adhere to the following procedures to order to carry out its purpose and responsibilities.

        A. Review of Financial Statements.    Prior to the release of the Company's annual audited and quarterly financial statements, the Committee shall meet with representatives of the Company's independent accountants and auditors. Company management shall attend this meeting.

        B. Meetings with Members of the Independent Auditors.    The Committee also shall meet with representatives of the Company's independent auditors without the presence of Company management in order to ask questions of the representatives regarding the financial statements and reports, the scope of the auditors' examination of the Company's books and records, the auditors' evaluation of the Company's financial, accounting and auditing personnel, and the cooperation that the auditors received during the course of the audit. The Committee shall also direct the special attention of the auditors to specific matters or areas deemed by the Committee or auditors to be of special significance and authorize, where appropriate, the auditors to perform such supplemental reviews as the Committee deems desirable.

        C. Relationships between the Company and the Auditors.    Not less than annually, the Committee shall receive from the independent auditors a formal written statement delineating all relationships between the auditors and the Company. The Committee will be responsible for actively engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the auditors.

        D. Meetings With and Approval of Independent Accountants.    The Committee shall review and approve the selection of the independent accountants on an annual basis. The Committee will take all steps reasonably necessary to make clear to the independent accountants and auditors that they ultimately are responsible to the Board and the Committee as representatives of the shareholders.

        On an annual basis, the Committee will review with management and the independent accountants and auditors their qualitative judgments about the appropriateness and acceptability of accounting principles and financial disclosure practices used or proposed, including the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates.

        On an annual basis, the Committee will receive and consider recommendations from the Company's independent accountants and internal auditors regarding internal controls, information technology controls, security and other matters relating to the Company and review the correction of controls and processes deemed to need improvement. The Committee shall ask management and the independent auditors about significant risks or exposures and assess the steps the Company has taken to minimize such risks. Included in this inquiry shall be a review of all accounting and human resources and succession planning.

        Upon the completion of the annual audit and before release of the annual audited financial statement, the Committee shall review with management and the independent accountants and auditors: (i) the existence of any fraud or illegal acts of which the independent accountants or auditors may have become aware; (ii) any significant deficiencies in the design or operation of internal controls noted during the audit; (iii) the selection of and changes in significant accounting principles or their application; (iv) the process used by management in making significant accounting judgments or estimates; (v) any significant audit adjustments; (vi) the review by the auditors of other information in the audited financial statements; (vii) any disagreements with management; (viii) the consultation, if any, with other auditors on significant accounting matters; (ix) any serious difficulties encountered during the audit; and (x) any such other matters as the Committee deems necessary to fulfill its purpose and responsibilities hereunder.

        E. Reports.    The Committee shall (i) prepare minutes of all Committee minutes and distribute copies thereof to the Board; and (ii) prepare an annual report to the Board specifying the actions the Committee took during the preceding year to satisfy its responsibilities hereunder. Specifically, the report shall disclose whether the Committee has reviewed and discussed the annual financial statements with management, discussed the required items with the independent accountants and auditors, and received the written report from the auditors regarding their independence.

III. RESPONSIBILITIES OF THE BOARD OF DIRECTORS.

        A. Annual Review of Audit Committee Structure and Membership.    The Board shall annually review the structure and membership of the Audit Committee as follows:

        Not less than 60 days prior to each the end of the Company's fiscal year, the Chairman of the Board ("Chairman") or such other individual designated by the Chairman shall deliver to each existing or prospective Committee member a questionnaire in substantially the form as attached hereto as Exhibit A (the "Questionnaire"). Each Committee member shall complete and return a Questionnaire to the Board not more than 30 days after receipt; and

        Based on a review of the Questionnaires and on such other factors as the Board deems necessary or appropriate, the Board shall take such action as may be necessary to ensure that the structure and membership of the Audit Committee meets the requirements set forth in this Charter and the then applicable rules established by the NASD and SEC.

        B. Annual Review and Reassessment of Charter.    At its annual meeting, the Board shall review and reassess the adequacy of this Charter and shall make such modifications or amendments to this Charter as the Board shall deem necessary or desirable. Nothing herein shall prevent the Board from adopting standards, policies, procedures and responsibilities beyond those required by the NASD or SEC.

THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS OF
ADVANCED POWER TECHNOLOGY, INC.

        The undersigned hereby constitutes and appoints Patrick P.H. Sireta and Greg M. Haugen, and each of them, with full power of substitution, the proxies of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Advanced Power Technology, Inc. (the "Company") to be held at the Deschutes Brewery, 901 Simpson Avenue, Bend, Oregon 97702, on April 26, 2002 at 10:00 a.m. local time, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

        This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the nominees to the board of directors named in Proposal No. 1, FOR Proposal No. 2, and FOR Proposal No. 3.

1.	ELECTION OF DIRECTORS:	FOR the nominees listed below (except as indicated) / /		WITHHOLD AUTHORITY to vote for the nominees listed below / /
	Patrick P.H. Sireta	Robert C. Pearson	James E. Petersen	Douglas S. Schatz	Alfred J. Stein
The Board of Directors recommends a vote FOR the nominees named above. If you wish to withhold authority to vote for any nominee, strike a line through such nominee's name listed above.
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2002:
		/ / FOR	/ / AGAINST	/ / ABSTAIN
The Board of Directors recommends a vote FOR Proposal No. 2.
3.	PROPOSAL TO RATIFY THE AMENDMENT TO THE 1995 STOCK OPTION PLAN IN ORDER TO INCREASE THE SHARE RESERVE FROM 1,500,000 TO 2,250,000:
		/ / FOR	/ / AGAINST	/ / ABSTAIN
The Board of Directors recommends a vote FOR Proposal No. 3.
4.	IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF:
		/ / FOR	/ / AGAINST	/ / ABSTAIN

(Continued on reverse side)

Dated: , 2002
(Signature)
(Signature)
This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in the entity's name by authorized person.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ADVANCED POWER TECHNOLOGY, INC. PROXY STATEMENT FOR 2002 ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS (Proposal No. 1)
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Proposal No. 2)
RATIFICATION OF AMENDMENT TO 1995 STOCK OPTION PLAN (Proposal No. 3)
MANAGEMENT
EXECUTIVE COMPENSATION
Option Grants In Last Fiscal Year
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
APPENDIX A Charter of the Audit Committee of the Board of Directors Of Advanced Power Technology, Inc.
THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS OF ADVANCED POWER TECHNOLOGY, INC.